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                                                                     Exhibit 3.3
                            CERTIFICATE OF AMENDMENT

                                     of the
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       of
                           NPS Pharmaceuticals, Inc.

  The undersigned, being the President and Secretary of NPS Pharmaceuticals, Inc. ("NPS" or the "Corporation"), do hereby certify and set forth that the Certificate of Incorporation was originally filed with the Secretary of State of Delaware on March 2, 1992, and was amended and restated in its entirety on June 4, 1994 (the "Certificate of Incorporation").

  1. Paragraph 4.1 of the Certificate of Incorporation which sets forth the authorized capital stock of the Corporation is amended to read as follows:

    4.1 This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000) shares. Forty-five million (45,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

  2. This Certificate of Amendment was authorized by a unanimous resolution of the Board of Directors followed by the affirmative vote of the holders of a majority of all shares of capital stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation duly called and held on the 15th day of December, 1999, a quorum being present.

  This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and attested to by its Secretary this 16th day of December 1999.

ATTEST:                                   NPS Pharmaceuticals, Inc.


/s/ James U. Jensen                       /s/ Hunter Jackson
_______________________________           _______________________________
James U. Jensen,                          Hunter Jackson, Ph.D.,
Secretary                                 President